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                                                                Exhibit 10.14
                             EMPLOYMENT AGREEMENT

    EMPLOYEE AGREEMENT, effective as of August 1, 1999 between CDKnet, LLC, a New York limited liability company, having a place of business at 250 West 57th Street, New York, New York 10019 ("Employer"), and Tom Ross, residing at 1480 San Remo Drive, Pacific Palisades, California 90272 ("Employee").

                             W I T N E S S E T H:

    WHEREAS, Employer desires to employ the Employee to serve as the Executive Vice-President and Entertainment Division Chief of Employer in accordance with the terms of this Agreement, and the Employee desires to be so employed by Employer;

    NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions set forth herein.

    2.   TERM.

         2.1 The term of Employee's employment hereunder (the "Term") shall be for two years commencing effective as of August 1, 1999 (the
"Commencement Date").

         2.2 Notwithstanding the foregoing, this Agreement and Employee's employment hereunder (and the Term) shall terminate on the earliest of:

         (a)  the death of Employee;

         (b) The disability of Employee. Disability, for the purposes of this Section 2.2.(b), shall mean any physical or mental illness or injury as a result of which Employee remains absent from work or cannot substantially perform his duties hereunder for one hundred forty (140) days (whether or not continuous) or ninety (90) consecutive days during any period of three hundred sixty (360) consecutive days. The disability shall be deemed to have occurred on the one hundred fortieth (140th) or ninetieth (90th), as the case may be, day of Employee's absence or lack of substantial performance as a result thereof;

               (c) Upon notice by Employer to Employee of the termination of Employee's employment for cause. For such notice to be effective, "Cause" must exist. "Cause" shall be limited to (i) Employee's conviction of a felony;
(ii) Employee's material breach of any of his material obligations under this Agreement; (iii) Employee's gross negligence with respect to his material duties or gross misfeasance or malfeasance of office; (iv) Employee's termination of this Agreement without Good Reason (as defined below); (v) Employee's commission of a material act of willful dishonesty related to Employer's business or its relationships with any of its employees, suppliers, contractors or customers; (vi) Employee's refusal or willful failure to furnish information concerning Employer's affairs as reasonably requested by or under the authority of the Management Committee, or Employee's willful and material falsification of such information; (vii) whatever material acts or material omissions that a court of competent jurisdiction determines to constitute cause for the dismissal of Employee under the circumstances; PROVIDED, HOWEVER, that in the event of subsections
(ii), (iii), (vi) or (vii) above, Employee shall be given notice of such termination and fifteen (15) days to cure (if curable) such breach prior to the effectiveness of such termination, provided that no such notice or time to cure will be afforded Employee for any subsequent breach of the same nature of a breach for which notice was given pursuant hereto;

               (d) Upon notice by Employer to Employee of the termination of Employee's employment without cause; or

               (e) Upon notice by Employee to Employer of the termination of Employee's employment for Good Reason. For such notice to be effective, "Good Reason" must exist. "Good Reason" shall be limited to Employer's material breach of any of its material obligations under this Agreement; PROVIDED, HOWEVER, Employer shall be given notice of such termination and fifteen (15) days to cure (if curable) such breach prior to the effectiveness of such termination, provided that no such notice or time to cure will be afforded Employer for any subsequent breach of the same nature of a breach for which notice was given pursuant hereto.

     2.3. Upon termination of this Agreement, Employer's obligations hereunder shall cease; PROVIDED, HOWEVER, that in the event of termination Employer shall pay to Employee or Employee's estate all accrued but unpaid (as of the Termination Date): salary, vacation, bonus, unreimbursed expenses, plan benefit rights, and leave and holiday benefits, if any; and in the event of termination pursuant to Section 2.2(d) or (e) Employer shall also pay to Employee an amount equal to Employee's monthly salary at the then current rate multiplied by the number of months between the Termination


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Date and August 1, 2001, such amount to be paid over a three (3) month period, plus all of the outstanding but not yet vested options shall vest pursuant to Section 4.4(d)(iii) below and Employer shall provide for the continuation of health benefits (or payment of monthly amount equal to the premium therefor) through August 1, 2001. Employer shall be entitled to enforce the terms of Sections 7 and 8 hereof notwithstanding the termination of Employee's employment pursuant hereto. Payment by Employer to Employee pursuant to this Section 2.3, and the vesting in options (and continuation of Employee's rights with respect to the vested options) as and to the extent set forth in Section 4 below subsequent to termination of Employee's employment shall constitute satisfaction of all obligations of Employer to Employee hereunder.

       2.4. The date on which this Agreement terminates pursuant to any of the provisions above is the Termination Date.

    3. BASIC COMPENSATION.

       3.1. COMPENSATION.

       For all services to be rendered by Employee hereunder and in consideration of all of the covenants set forth in this Agreement, and subject to the performance of the material services required to be performed by Employee hereunder, Employer shall pay to Employee throughout the Term salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000.00), which shall be payable in accordance with the general payroll practices of Employer, but in no event less frequently than semi-monthly. The salary may be adjusted annually in the sole discretion of Employer's Management Committee, but the salary shall be no less than $150,000 per year. Employee shall also be entitled to a bonus, if any, in an amount determined annually by Employer's Management Committee, in its sole discretion; provided, however, that such determination shall be made in good faith commensurate with bonuses granted to other senior management of Employer taking into account the value of the services provided by Employee hereunder.

       3.2. DEDUCTIONS.

       To the extent required by law, Employer shall be entitled to deduct applicable withholding and other payroll taxes and the like from all amounts payable to Employee under this Agreement before remitting the same to Employee.


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

     4. BENEFITS

        4.1 Employee will be entitled to four (4) weeks paid vacation per contract year, to be taken no more than two (2) week(s) at a time. Employee also shall be entitled to participate, to the extent of his eligibility therefor, in family health insurance coverage and all other benefit programs generally provided by Employer to its employees and/or its senior management (including the President). The foregoing shall not be construed to require Employer to create or continue any such programs or prevent Employer from modifying or terminating any such programs. Employer may from time to time make certain awards under the terms of such benefits that are quantitatively different between employees, or award different or additional benefits to certain, but not all, employees in its sole discretion. To the extent Employee is not eligible for inclusion in Employer's health plan, Employer will provide a payment to Employee equal to the premium paid by Employer for health coverage of one of its eligible employees.

        4.2 Employer shall furnish Employee with such working facilities and other services which Employee reasonably requires commensurate with Employee's position, and to which Employer consents (which consent will not be unreasonably withheld). Such facilities will include a first class office and furnishings and an assistant.

        4.3 Employer shall reimburse Employee, upon receipt of proper vouchers or receipts therefor, for all proper business expenses incurred by Employee in the performance of his duties hereunder; PROVIDED, HOWEVER, that Employee shall not incur any such expenses in excess of Five Thousand Dollars ($5,000) per month without the prior written consent of Employer. It is agreed that Employee may travel first class and stay at first class accommodations in connection with travel in the performance of his duties hereunder. If, during any month, prior approved travel expenses aggregate in excess of $3,500, then, in addition to such approved expenses, Employee may incur up to $1,500 in expenses without obtaining prior written consent.

        4.4 On the Commencement Date, subject to vesting as set forth below, Employer will grant Employee options to purchase up to 1,000,000 shares of common stock of Employer's parent company (CDKnet.Com, Inc.) ("Parent") on the following terms:

            (a) Except as otherwise expressly provided in this Agreement, the options will vest as follows:


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           (i)  150,000 shares upon the execution hereof and 150,000 shares at each of the six month, twelve month, eighteen month and twenty-four month anniversary of the Commencement Date; and

           (ii) 62,500 shares at the times (during the Term) Employer's Gross Revenues (including the Gross Revenues of Parent, Parent's affiliates and the Affiliates) reach each of the following levels: $5 million, $10 million, $20 million and $30 million.

     (b) The options may be exercised in multiples of five thousand shares. The exercise price for the options is $1.00 per share.

     (c) All of the options will vest immediately if this Agreement is terminated without cause or upon the sale of all or substantially all of the assets of Employer (or Parent) or 50% or more of the equity interests in Employer (or Parent) or if any third party obtains the right to control the Management Committee of Employer (collectively, a "Transaction").

     (d) The options will terminate upon the fifth anniversary of the Commencement Date; provided, however, that (i) if Employee's employment is terminated for Cause, the options terminate 120 days from the date of such termination (and all options which were not vested prior to the date of such termination will be immediately cancelled upon such termination), (ii) if Employee's employment with Employer terminates due to death or disability, the options terminate one (1) year from the date of death or disability (and all options which were not vested prior to the date of such termination will be immediately cancelled upon such termination) and (iii) if Employer terminates Employee's employment without cause, Employee terminates Employee's employment for Good Reason, or Employee's employment with Employer does not continue (for any reason other than cause) subsequent to the expiration of this Agreement, the options terminate two (2) years from the date of such termination or expiration (but in the case of termination without cause or for Good Reason, 100% of the options pursuant to Section 4.4(a)(i) which were not vested prior to the date of such termination will immediately vest on the date of such termination).

     (e) In addition to his ability to exercise any of his vested options at any time by payment of the exercise price therefor,


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Employee may exercise up to 50% of the vested options outstanding at any time
(up to an aggregate maximum of 500,000 shares) by converting such options into common stock of CDKnet.COM, Inc., upon notice to the Employer making specific reference to this Section 4. Any such conversion shall be effective upon the giving of such notice by Employee. The number of shares into which such options shall be converted shall equal the number of shares Employee notifies Employer that he wants to be converted by cashless exercise multiplied by a fraction, the numerator of which is the difference between the market price of CDKnet.COM, Inc.'s common stock on the date of conversion minus the exercise price of the options, and the denominator of which shall equal the market price of CDKnet.COM, Inc.'s common stock on such date.

     (f) CDKnet.COM, Inc. hereby agrees to register the CDKnet.COM, Inc. shares underlying 50% of the vested warrants held by Employee pursuant to this Section 4.4 by March 1, 2000; and grants piggy-back registration rights (pro rata with the other senior management of Employer and/or CDKnet.Com, Inc., and in no event on a less favorable basis than with the President of Employer) to Employee for the shares underlying the remaining vested warrants, all on the terms and conditions of a formal Registration Rights Agreement which will be subject to good faith negotiation and will be consistent with the provisions hereof.

      (g) The options will be represented by a formal option agreement to be delivered by Employer, which agreement will be consistent with the provisions hereof and will be subject to good faith negotiation and shall include substantially the following: in the event that the outstanding shares of common stock of Parent shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of Parent or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares, declaration of any dividends payable in stock, or other corporate transaction, then the number of shares of common stock of Parent (and price per share), subject to the unexercised portion of Employee's options hereunder shall be appropriately adjusted.

     5.  DUTIES.

         During the term of Employee's employment hereunder, Employee agrees to serve as the Executive Vice-President/Entertainment Division Chief of Employer and shall perform such duties and services to Employer consistent with the position in which Employee is serving. Employee's primary duty is to provide


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Employer with the means and contacts to engage in business dealings with nationally-recognized artists and to obtain and/or license audio and video material of such artists. Employee has the right to hire and fire employees for, and to control, his division, all within his division budget as approved by Employer. Employee shall report only to the President of Employer. Employee agrees that in the performance of Employee's duties hereunder Employee will act only in good faith and in the best interest of Employer. Employee further agrees that Employer, upon the consent of Employee (which consent will not be unreasonably withheld), may change Employee's title to any other executive title not inconsistent with the role of an executive vice president. Employee's duties will be principally carried out in the Los Angeles, CA vicinity.

    6. EXTENT OF SERVICES. During the period of his employment hereunder, Employee shall serve Employer faithfully and to the best of his ability and shall devote his reasonable efforts and business time, attention, energies and skill to the business and affairs of Employer, its parent corporation and subsidiaries. Employee shall be expected to work during the hours necessary to perform his duties successfully, such hours (including the quantity and timing thereof) to be determined in the reasonable discretion of Employee. During the Term, Employee may conduct business other than Employer's business, provided that such business (i) does not violate Section 8 hereof, and (ii) does not materially interfere with the performance of Employee's duties hereunder, and (iii) does not involve the use of any of Employer's staff, services or facilities (other than use of Employee's office by Employee), and (iv) does not incur any expense payable by Employer.

    7.   SECRECY AND NONDISCLOSURE.

         7.1. Without the prior written consent of Employer to the contrary in each instance, and in further consideration of the employment of Employee hereunder, Employee agrees to treat as secret and confidential all of the Trade Secrets (as hereinafter defined) of Employer, and Employee agrees further not to disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any Trade Secret, except as may be necessary to perform Employee's services hereunder or except as required by law in which case Employee shall provide Employer with written notice of such requirement by law no less than five days prior to any such disclosure.

         7.2. "Trade Secrets", as used in this Agreement, shall mean any and all information regarding the business of Employer and any Subsidiary or Affiliate (as hereinafter defined) of Employer,


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

including, but not limited to, information regarding operations, systems, technology, services, know-how, supplier lists, customer lists, customer accounts, financial information, costing data, and marketing plans, to the extent not generally known in the computer software industry or not otherwise disclosed by Employer to the public. Trade Secrets shall not include information known by Employee prior to August 1, 1999 other than by disclosure to him by Employer.

         7.3 "Affiliates", as used in this Agreement, shall mean any person, firm or entity that, directly or indirectly, is controlled by or is under common control with Employer. In this definition, the term "control" shall mean the ownership of 20% or more of the beneficial interest in the firm or entity referred to. "Subsidiary" shall mean wholly as well as partly-owned subsidiaries.

    8.   COVENANTS.

         8.1. NON-COMPETITION.

         (a) Employee agrees that during Employee's employment with Employer, and for the twelve (12) months (nine (9) months if pursuant to Section 2.2(d) or (e) above) immediately after the Termination Date, Employee shall not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor or otherwise, within the United States of America, either engage in any Technology (as defined in Section 8.4 below) activities, utilize commercially Technology other than that of Employer, or compete with Employer in any Technology activities in which Employer may be engaged or which it is actively developing or had developed as of the Termination Date; PROVIDED, HOWEVER, that nothing in this Section 8.1(a) shall be construed to prevent the Employee from (i) making any investments in the securities of any business enterprise whether or not engaged in competition with the Employer or any of its Subsidiaries or Affiliates, to the extent that such securities are actively traded on a national securities exchange or the NASDAQ system in the United States or on any foreign exchange and represent, at the time of acquisition, not more than three percent (3%) of the aggregate equity of such business enterprise, or (ii) being involved in any capacity (A) during Employee's employment with Employer, with an entity which is involved in Technology activities (and/or utilizes commercially Technology other than that of Employer) so long as such Technology activities comprise less than 10% of such entity's expenses and revenues, or (B) during the applicable restricted period immediately after the Termination Date, with an entity which is involved in Technology activities (and/or utilizes commercially Technology other than that of Employer), so long as such entity's primary business is not Technology activities, and so long as, in each case, Employee would


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

not introduce Technology business to such entities and Employee would not be directly involved in Technology activities with such entities.

    (b) Employee agrees that during the period of his employment with Employer, Employee shall not, directly or indirectly, employ or solicit the employment or engagement by himself or others of any employees of Employer or, if in connection with Technology activities, of any independent contractors or suppliers servicing Employer (Employee shall not be so restricted with respect to those suppliers or independent contractors with whom Employee had contact prior to any introduction by or through Employer and shall also not be so restricted with respect to those suppliers or independent contractors to whom Employee had been introduced by Employee's own contacts, so long as in each case such solicitation or engagement does not interfere with such independent contractor's or supplier's performance of services for or relationship with Employer.)

    (c) Employee agrees that for a period of eighteen (18) months immediately following the termination of his employment with Employer, Employee shall not, directly or indirectly, employ or solicit the employment or engagement by himself or others of any employees of Employer or of any independent contractors or suppliers servicing Employer; PROVIDED, HOWEVER, that this Section 8.1.(c) shall apply only with respect to such employment or solicitation of employment or engagement in connection with Technology activities (as defined in Section 8.4 below).

    (d) The existence of any claim or cause of action by Employee against Employer (except for claims of substantial and material breaches of this Agreement) shall not constitute a defense to the enforcement by Employer of the covenants contained in this section, but such claim or cause of action shall be litigated separately.

    8.2  SOLICITATION OF CUSTOMERS OF EMPLOYER.

    (a) Employee agrees that during the period of his employment with Employer, Employee shall not, directly or indirectly, for himself, or as an agent, employee or consultant of another person, firm or corporation, knowingly canvass or solicit business from any of Employer's customers with whom Employee had initial contact through his employment by Employer (Employee shall not be so restricted with respect to those customers with whom Employee had contact prior to any introduction by or through Employer and shall also not be so restricted with respect to those customers to whom Employee had been introduced by Employee's own contacts, so long as in each case such solicitation or canvassing does not interfere with such customer's use of, or relationship with, Employer).


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

     (b) Employee agrees that for a period of eighteen (18) months immediately following his employment with Employer, Employee shall not, directly or indirectly, for himself, or as agent, employee or consultant of another person, firm or corporation, knowingly canvass or solicit business from any of Employer's customers; PROVIDED, HOWEVER, that this Section 8.2(b) shall apply only with respect to such canvassing or solicitation of business for Technology activities.

     8.3 BUSINESS AND INVENTIONS.

     (a) Employee shall promptly and fully disclose to the Employer, and with all necessary detail for a complete understanding of the same, all Technology-related developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by Employee (whether or not at the request or upon the suggestion of the Employer) during the period of his employment with the Employer or any of its subsidiaries, solely or jointly with others, directly relating to any Technology activities of the Employer or any of its subsidiaries (collectively the "Subject Matter").

     (b) Employee hereby assigns and transfers, and agrees to assign and transfer, to the Employer, all his rights, title and interest in and to the Subject Matter, and further agrees to deliver to the Employer any and all drawings, notes, software, code, specifications and data relating to the Subject Matter. Employee shall assist the Employer in obtaining such copyrights or patents during the term of this agreement, and to testify in any prosecution or litigation involving any of the Subject Matter.

     8.4 DEFINITIONS. For purposes of this Section 8, (i) "Technology" is defined as the business of developing, producing, marketing and/or commercializing proprietary programming technologies for the enhanced integration of sound, video and text on a CD medium, and/or one-button push to an Internet site on a CD medium, and/or web-based consumer-selected custom compilation of video and/or audio content on a CD or DVD medium, and/or the delivery on a CD or DVD of a communication icon vehicle ("Comm Module") which will install on the user's computer desktop and allow for two-way active communication between the content provider and the user, and (ii) Employer shall mean Employer and any subsidiaries and affiliates of Employer.

     8.5 REASONABLENESS OF RESTRICTION. Employee acknowledges that the restrictions specified under Section 8 hereof are reasonable, in view of the nature of the business in which Employer is engaged and Employee's special and unique skills, reputation and knowledge of Employer's operations. Employee further acknowledges


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

that his service, if used by a competitor, could cause significant harm to Employer.

         8.5. MODIFICATION OF RESTRICTIONS. Notwithstanding anything contained in Section 8 to the contrary, if the restrictions specified under
Section 8 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

     9. CONSENT TO EQUITABLE RELIEF. Employee consents and agrees that if Employee violates or threatens to violate any of the provisions contained in Sections 7 or 8 of this Agreement, Employer shall, in addition to such other remedies as it may have at law or in equity, be entitled to seek an injunction to be issued by a court or arbitrator of competent jurisdiction restraining and prohibiting Employee from committing or continuing any violation of such provisions. If the scope of any restriction contained in this Agreement is too broad to permit enforcement to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law.

     10. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants to Employer that he is not subject to any contract or restriction with any person or entity that would be violated by his execution of this Agreement, the performance of his obligations hereunder or the carrying out of his duties hereunder.

     11. NOTICE. For the purposes of this agreement, notices and all other communications provided for in this agreement shall be in writing and shall be deemed to have been duly given when delivered, two (2) business days after delivery to a nationally recognized overnight courier service for next day priority delivery or three (3) business days after having been deposited in the mails by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to Employee:                Tom Ross
                                    1480 San Remo Dr.
                                    Pacific Palisades, CA 90272

     With a copy in
     each case to:                  Gerald Edelstein, Esq.
                                    Edelstein, Laird & Sobel, LLP
                                    9255 Sunset Blvd.
                                    Suite 800
                                    Los Angeles, CA 90069

     If to Employer:                CDKnet, LCC
                                    595 Stewart Avenue


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                                                   Suite 710
                                                   Garden City, New York  11530
                                                   Att: Shai Bar Lavi

                       With a copy
                       in each case to:          Horowitz, Mencher, Klosowski
                                                     & Nestler, P.C.
                                                 595 Stewart Avenue, Suite 710
                                                 Garden City, New York  11530
                                                 Att: Steven A. Horowitz, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     12. WAIVER OF BREACH. The waiver by either party of a breach of any provision hereof shall not operate or be construed to operate as a waiver by such party of any subsequent breach by the other party of any provision hereof.

     13. BENEFITS AND BURDENS. The rights and obligations of Employer hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The rights of Employee hereunder shall inure to the benefit of his heirs and his personal representatives. Employer cannot assign this Agreement without Employee's prior written consent (which consent will not be unreasonably withheld or delayed) unless such assignment is to an entity which acquires substantially all of Employer's assets.

     14.  ENTIRE AGREEMENT, MODIFICATION AND CONSTRUCTION.

          14.1 This Agreement contains the entire Employment Agreement between Employer and Employee, and supersedes and replaces any and all prior agreements between the parties concerning the subject matter hereof.

          14.2 The terms and conditions hereof may be changed only by an agreement in writing signed by Employer and Employee.

          14.3 This Employment Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof.

     15.  SEVERABILITY.     If any term or provision of this Agreement or the
application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and


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

provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     16.   PARAGRAPH HEADINGS.     The paragraph headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. COUNTERPARTS. This agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     18. INDEMNIFICATION. Employer hereby agrees to indemnify Employee in connection with claims arising out of Employee's performance of his duties hereunder; PROVIDED, HOWEVER, that such indemnification applies only to claims arising out of actions taken by Employee in good faith and which he reasonably believed to be in the best interests of Employer, and had no reason to believe was illegal or unethical.

     19. EMPLOYEE'S REVIEW OF THIS AGREEMENT. Employee acknowledges that he has (i) carefully read this Agreement, (ii) had an opportunity to consult with independent counsel with respect to this Agreement, and (iii) entered into this Agreement of his own free will.

     IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement as of August 1, 1999.


EMPLOYEE;                                EMPLOYER:
                                         CDKNET, LLC

/s/ TOM ROSS                             By: /s/ SHAI BAR-LAVI
--------------------------------             ---------------------------------
TOM ROSS                                 Name: SHAI BAR-LAVI
                                              --------------------------------
                                         Title: President


THE UNDERSIGNED HEREBY GUARANTEES THE PERFORMANCE OF THE OBLIGATIONS OF EMPLOYER PURSUANT TO THIS AGREEMENT.


CDKNET. COM, INC.

By: /s/ STEVEN A. HOROWITZ
    ------------------------------
    CEO


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